EXHIBIT 23.2

                       CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Western Bancorp.

We consent to the incorporation by reference in Western Bancorp's registration statement on Form S-3 (No. 333-53635) and in the registration statements on Form S-8 (No. 333-28633, No. 333-44609, No. 333-70441, No. 333-70497, No.
333-70495) of our report dated February 3, 1999, relating to the consolidated balance sheets of Western Bancorp as of December 31, 1998 and 1997, and the related consolidated statements of operations, comprehensive income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998, annual report on Form 10-K of Western Bancorp.

Our report, dated February 3, 1999, contains explanatory paragraphs indicating that we did not audit the 1996 consolidated financial statements of either California Commercial Bankshares or SC Bancorp, we did not audit either the 1996 or 1997 financial statements of Bank of Los Angeles, and we did not audit either the 1996, 1997, or 1998 financial statements of PNB Financial Group. These entities were acquired by Western Bancorp in poolings-of-interests transactions in 1997 and 1998. Their financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for those entities in the consolidated financial statements of Western Bancorp, is based on the reports of the other auditors.



                                       /s/ KPMG LLP



Los Angeles, California
March 26, 1999